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                                                                    Exhibit 99

CONTACT:
Terry Badger
Director of Communications                                         [USGI logo]
210.308.1221
tbadger@usfunds.com


                                                         FOR IMMEDIATE RELEASE



              U.S. GLOBAL INVESTORS CONTINUES STRONG GROWTH TREND
   Company's earnings more than double in second quarter of fiscal year 2007
   *************************************************************************


SAN ANTONIO--FEBRUARY 8, 2007--U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisor specializing in natural resources and emerging markets, today reported earnings for the quarter and the six months ended December 31, 2006, that were more than double the earnings for the corresponding periods in 2005.

U.S. Global earned $2.46 million, or 32 cents per diluted share, on revenue of $12.42 million in its second quarter of fiscal year 2007. In the same three months of 2005, the company's net income was $1.17 million, or 15 cents per diluted share, on revenue of $7.76 million.

For the six months ended December 31, 2006, U.S. Global earned $4.94 million, or 65 cents per diluted share, on revenue of $24.33 million. That compares to earnings of $2.26 million, or 30 cents per diluted share, on revenue of $14.34 million in the first half of fiscal year 2006.

The company has scheduled a webcast for 10 a.m. Central time on February 9 to discuss the company's key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.

"We've long been focused on key emerging markets and natural resources, and they have been the critical drivers behind our fund performance and asset growth," said Frank Holmes, CEO and chief investment officer at U.S. Global Investors. "We believe these sectors will continue to produce strong opportunities over the long term, though not without periods of sharp volatility. We're seeing others embrace this outlook as well, as evidenced by the growing commitment by institutional investors to commodities and the developing world."

With regard to the outstanding proxy for GROW, Mr. Holmes said, "The Wall Street Journal recently published a front-page story spotlighting an abusive tactic called `empty voting' whereby rogue hedge funds borrow shares in order to manipulate shareholder votes in a proxy. Mark Hulbert of MarketWatch wrote a similar article published in the New York Times. We have seen high volatility in GROW shares that we believe may be amplified by such tactics. We do, however, expect to prevail in our effort to obtain shareholder approval for a stock split, which we believe is in the best interests of our shareholders. We recommend that GROW shareholders ask if their brokers are loaning out their GROW shares to these rogue hedge funds."

Growth in revenue and net income in the latest three- and six-month periods compared to the same time in 2005 is mostly due to increases in advisory fee revenue associated with the increase in assets under management, as well as a significant reduction in expenses as a percentage of revenue.

Most of the new assets under management were attracted to U.S. Global's mutual funds focused on natural resources and global emerging markets.


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U.S. Global's SEC-registered fund assets under management averaged $4.53 billion for the second quarter of fiscal 2007, compared to the average of $2.83 billion for the same period a year earlier. In addition, the company manages offshore funds that had average assets of $215 million in the latest quarter.

SELECTED FINANCIAL DATA (UNAUDITED) FOR THE THREE MONTHS ENDED DEC. 31

                                                               2006          2005

                                            --------------------------------
Total Revenues                    $12,418,475                                $7,760,832
Total Expenses                     $8,651,133                                $6,047,942
Tax Expense                        $1,306,513                                $545,300
Net Income                         $2,460,829                                $1,167,590
Basic Net Income Per Share              $0.32                                $0.16
Diluted Net Income Per Share            $0.32                                $0.15
Basic Weighted Average
   Shares Outstanding               7,573,239                                7,494,317
Diluted Weighted Average
   Shares Outstanding               7,632,065                                7,612,235

Mutual Fund Average Assets Under Management                                  $4.53 billion           $2.83 billion

As of December 31, 2006, the U.S. Global Investors fund family had funds leading their peer groups and the overall mutual-fund sector in total return for time periods going back as far as five years, according to rankings published in the Wall Street Journal.

In the final three months of 2006, the Eastern European Fund (EUROX), the China Region Opportunity Fund (USCOX) and the Global Emerging Markets Fund (GEMFX) were among the top 50 performers among all U.S. mutual funds, according to the WSJ rankings.

For all of 2006, the World Precious Minerals Fund (UNWPX) and the Gold Shares Fund (USERX) were ranked in the top 20 performers among all U.S. mutual funds, according to the WSJ rankings. They were also the top two gold-oriented funds for the year.

And the World Precious Minerals Fund ranked first in total return among all domestic funds for the five years ended December 31, 2006, while the Eastern European Fund was third, the Gold Shares Fund was fourth and the Global Resources Fund (PSPFX) was fifth.

In its rankings, the Wall Street Journal analyzes data from a third-party provider. Its rankings include only the largest fund for those funds with multiple share classes.

ABOUT U.S. GLOBAL INVESTORS, INC.
---------------------------------
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With an average of $4.74 billion in assets under management for the quarter ended December 31, 2006, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.


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Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637).
Read it carefully before investing. Distributed by U.S. Global Brokerage Inc.

Performance data quoted above is historical. Past performance is no guarantee of future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any fees described in the fund's prospectus (e.g. short-term trading fees) which, if applicable, would lower your total returns. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS, option 5.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

Foreign and emerging-market investing involves special risks, such as currency fluctuation and less public disclosure, as well as economic and political risk. Gold funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The price of gold is subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in gold or gold stocks.



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